Exhibit 3.1

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

ARTICLES SUPPLEMENTARY

American Realty Capital Hospitality Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly called and held, the Corporation elects, notwithstanding any provision in its charter or bylaws to the contrary, to be subject to Section 3-804(c) of the MGCL with respect to any vacancy in the office of any member of the Board of Directors that is elected by holders of shares of common stock, $0.01 par value per share, of the Corporation, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-804(c) of the MGCL in the manner described in Article FIRST has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 13th day of January, 2017.

ATTEST:	AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

/s/ Edward T. Hoganson	/s/ Jonathan P. Mehlman	(SEAL)
Edward T. Hoganson	Jonathan P. Mehlman
Secretary	President and Chief Executive Officer